Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
BETTER HOME & FINANCE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Class A common stock, par value $0.0001 per share	Other	303,376	$13.98	$4,329,680	0.00015310	$662.81
Total Offering Amounts					$4,329,680		$662.81
Total Fee Offsets					—		—
Net Fee Due							$662.81
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.
(2)Represents shares of Common Stock issuable pursuant to the Better Home & Finance Holding Company 2023 Incentive Equity Plan being registered pursuant to this Registration Statement.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the Common Stock of the Registrant on the Nasdaq Capital Market on May 30, 2025.